Exhibit 4.30

INX LIMITED

RESTRICTED TOKEN GRANT NOTICE AND

RESTRICTED TOKEN AGREEMENT

INX Limited (the “Company”) hereby grants to the participant set forth below (the “Grant”), a number of restricted tokens of the Company (referred to herein as “Tokens”) as set forth below.

This grant is subject to all of the terms and conditions set forth herein and to the terms of the INX Limited Share Ownership and Award Plan (2021) (as such shall be amended by the Board and the shareholders of the Company, in substantially the form attached hereto as Exhibit A, the “Plan”) which is incorporated herein by reference.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Token Grant Notice and Restricted Token Agreement.

THIS IS TO CERTIFY THAT, [______] (the “Holder”), has been granted from the Company, as of _____, 2022 (the “Effective Date”) an aggregate amount of [______] Tokens (the “Restricted Tokens”).

1.	PURCHASE PRICE

The Holder is required to pay US$ 0 (zero United States Dollars) per each Restricted Token granted herein (the “Purchase Price”).

2.	RESTRICTIONS AND LAPSE THEREOF

The Restricted Tokens shall be subject to the restrictions set forth in the Plan (including without limitation, those specified in Section 13 of the Plan).

The Restricted Period of the Holder shall be three (3) years. The lapse of any restrictions shall be as set forth in the Plan.

In addition to the restrictions set forth in the Plan, the Holder shall not be permitted to sell, transfer, encumber of otherwise dispose of the Tokens for a period of _____________ after the expiration of the Restricted Period.

3.	RIGHTS AND OBLIGATIONS OF THE HOLDER; TAX

3.1.	Other than the restrictions specified in the Plan, this Grant entitles the Holder to all rights of token holders, as of the Effective Date hereof.

3.2.	The Holder acknowledges that, the Restricted Tokens are subject to such certain rights, privileges, restrictions and limitations as set forth in this Grant, the Plan, the prospectus and related documents filed by the Company with the Securities and Exchange Commission or other regulatory authorities worldwide, policies determined by the Board of Directors of the Company (the “Board”) and the organizational documents of the Company, as may be amended from time to time at the sole discretion of the Company, and that, as a result, inter alia, of such limitations, it may be difficult or impossible for the Holder to sell or otherwise transfer the Restricted Tokens.

3.3.	The Holder acknowledges that the Grant of the Restricted Tokens, and the execution of this Grant shall have tax consequences to the Holder, and that the Company is not able to ensure or represent to the Holder the nature and extent of such tax consequences. The Holder further acknowledges that due to the preliminary nature of this grant of Restricted Tokens under applicable tax laws and regulations, the position of the applicable tax authorities in connection with the taxation liabilities of the Holder cannot be predicted. The Holder acknowledges that the Company recommended the Holder to seek the advice of his/her tax advisor prior to execution of this Grant.

3.4.	Without derogating from the above, the Holder hereby covenants to bear all tax obligations, duties, levies and other payments which may be imposed by tax authorities in connection with this Grant, including but not limited to, every obligatory payment of whatever source in respect of or arising out of this Grant (including without limitation, any distribution or any other benefit in connection with the Restricted Tokens) and all other charges which may accrue to the Holder or the Company in connection hereof.

3.5.	Without derogating from the above, the Holder hereby covenants to pay the Company upon its first request, any sum for which it is responsible (or, in the Board’s opinion, it might be responsible for), and which is payable by or on behalf of the Holder as set forth in Section 3.4 above to the income tax authorities and/or any other governmental or administrative authority worlwide (including for withholding of tax at source). The Holder covenants to promptly indemnify the Company for any charge or payment as aforesaid, which may be deducted or set off from any amounts payable to the Holder.

3.6.	THE COMPANY HAS NO DUTY OR OBLIGATION TO MINIMIZE THE TAX CONSEQUENCES OF THE GRANT TO THE HOLDER AND WILL NOT BE LIABLE TO THE HOLDER FOR ANY ADVERSE TAX CONSEQUENCES IN CONNECTION WITH THE RESTRICTED TOKENS. THE HOLDER (I) AGREES TO NOT MAKE ANY CLAIM AGAINST THE COMPANY, OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR RELATED COMPANIES (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES) RELATED TO TAX LIABILITIES ARISING FROM THE RESTRICTED TOKENS OR OTHER COMPANY COMPENSATION AND (II) ACKNOWLEDGES THAT HE/SHE/IT WAS ADVISED TO CONSULT WITH HIS/HER/IT OWN PERSONAL TAX, FINANCIAL AND OTHER LEGAL ADVISORS REGARDING THE TAX CONSEQUENCES OF THE RESTRICTED TOKENS AND HAS EITHER DONE SO OR KNOWINGLY AND VOLUNTARILY DECLINED TO DO SO.

4.	MISCELLANEOUS

4.1.	Entire Agreement; Amendment. This Grant, together with the Plan sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Grant will be valid unless executed in writing by the Company and the Holder.

4.2.	Waiver. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Grant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

4.3.	Successors and Assigns; Assignment. This Grant is personal to the Holder. It is non-transferable without the prior written consent of the Company or as otherwise specified in the Plan.

4.4.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Gibraltar. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. Such arbitration process shall take place in Gibraltar and be held in English unless otherwise agreed in writing by the Parties.

4.5.	Notices. All notices and other communications required or permitted hereunder to be given to a party shall be in writing. All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the parties’ respective addresses as set forth below and as shall be designated by notice from time to time. Any notice sent in accordance with this Section shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission; (ii) if sent by registered mail, upon 3 (three) days of mailing; (iii) if sent be messenger, upon delivery; and (iv) the actual receipt thereof.

If to the Company:	INX Limited
6 Bayside Road
1st Floor - Unit 1.02
Gibraltar, GX11 1AA
Gibraltar.

With a copy to:	Horn & Co., Law Offices
2 Weizmann St.,
Amot Investments Tower, 24th Floor
Tel-Aviv 6423902, Israel
Attn: Adv. Yuval Horn

If to the Holder:	[	]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

INX Limited

By:
	Name:	Alan Silbert
	Title:	Director

AGREED AND ACCEPTED:

[____________]

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